                                                                Exhibit 99(a)(9)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 21, 2001, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state or jurisdiction where the making of the Offer or the acceptance of the Shares is prohibited by any applicable law. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

          (Including the Associated Preferred Share Purchase Rights)

                                      of

                                Microtest, Inc.

                                      by

                           Phoenix Acquisition Corp.
                    an indirect, wholly-owned subsidiary of

                              Danaher Corporation

                                      at

                              $8.15 Net per Share

     Phoenix Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect, wholly-owned subsidiary of Danaher Corporation, a Delaware corporation ("Danaher"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of April 4, 2001, as amended through June 12, 2001, between Microtest, Inc. (the "Company") and American Stock Transfer & Trust Company as Rights Agent, (the "Shares"), of the Company, at a purchase price of $8.15 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 21, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Stockholders who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult that institution as to whether it charges any service fees or commissions.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 19, 2001, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares which represents at least a majority of the total number of outstanding Shares on a fully-diluted basis on the date of purchase, and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign statutes or regulations that suspends the right to close the transactions contemplated by the Merger Agreement (as defined below) having expired or been terminated. As used herein, "fully diluted basis" means the number of Shares then outstanding, plus all Shares issuable upon the conversion of any then outstanding convertible securities or upon the exercise of any then outstanding options, warrants or rights.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger (as defined below) set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 12, 2001, by and among Danaher, the Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law ("GCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation") and become an indirect, wholly-owned subsidiary of Danaher, and the separate corporate existence of the Purchaser will cease. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by Danaher, the Purchaser, any wholly-owned subsidiary of Danaher or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and (2) Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the GCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes. If Purchaser, together with Danaher, acquires, pursuant to the Offer, at least a majority of the then issued and outstanding Shares, which is a condition to closing the Offer, Purchaser will have sufficient voting power to approve the Merger without the approval of any other stockholders, either at a meeting of stockholders or by written consent without a meeting. If Purchaser, together with Danaher, acquires, pursuant to the Offer, at least 90% of the then issued and outstanding Shares, Purchaser intends to effect the Merger without a vote of the Company's stockholders pursuant to Section 253 of the GCL. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE OFFER AND THE MERGER AND ADOPTED THE MERGER AGREEMENT IN ACCORDANCE WITH THE GCL, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     SG Cowen Securities Corporation ("SG Cowen"), the Company's financial advisor, has delivered to the Company its written opinion, dated June 12, 2001, that, as of that date and based on and subject to the assumptions and limitations described in the opinion, the consideration to be paid in the Offer and the Merger is fair, from a financial point of view, to the Company's stockholders. A copy of the written opinion of SG Cowen, setting forth the assumptions made, procedures followed, other matters considered and limits on review by SG Cowen, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which is being furnished to the Company's stockholders concurrently with the Offer to Purchase.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to SunTrust Bank (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer

Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in connection with a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for, or confirmation of a book-entry transfer with respect to, the Shares are actually received by the Depositary.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition (as defined in the Offer to Purchase)) and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, if, by the Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived by the Purchaser, the Purchaser reserves the right (but will not be obligated) to (1) terminate the Offer and return all tendered Shares to tendering stockholders, (2) waive such unsatisfied conditions (other than the Minimum Condition) and purchase all Shares validly tendered, or (3) extend the Offer, and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended. In the event that, on the scheduled expiration date of the Offer,
(1) the required waiting period under U.S. federal antitrust laws or under material applicable foreign statutes or regulations, in each case to the extent such waiting period suspends the right to close the transactions contemplated by the Merger Agreement, have not expired or been terminated, the Purchaser is required to extend the Offer until the earlier of such expiration or termination or September 30, 2001, or (2) the consummation of the Offer is prohibited or is materially limited pursuant to applicable laws or pending legal actions (as set forth in paragraphs (a) and (b) of Annex I to the Merger Agreement), the Purchaser is required to extend the Expiration Date for additional periods until the earliest of (A) five business days after the time such limitations no longer exist, (B) such time at which such limitations have become final and nonappealable, or (C) September 30, 2001.

     Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase have occurred or have been determined by the Purchaser to have occurred, to (1) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (2) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary. Without limiting the foregoing, if, as of the Expiration Date, all of the conditions to the Offer have been satisfied and more than 70% but less than 90% of the outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions. In addition, Purchaser may elect to provide a "subsequent offering period" in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

     Any extension, delay, termination, waiver or amendment of the Offer or commencement or extension of a subsequent offering period will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension of the Offer or the commencement or extension of a subsequent offering period, will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. During a subsequent offering period, stockholders would not be able to withdraw Shares previously tendered in the Offer and stockholders would not be able to withdraw Shares tendered during the subsequent offering period.

     "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, July 19, 2001, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), has extended the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 19, 2001. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of those Shares, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Danaher, any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase.

     The receipt by a stockholder of cash for Shares pursuant to the Offer and the Merger will be a taxable transaction for United States federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign tax laws. All stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the Offer and the Merger.

     The information required to be disclosed by paragraph (d)(1) of Rule l4d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                Banks and Brokers, please call: (212) 269-5550
                   All others call toll-free: (800) 207-2872

June 21, 2001